UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 9, 2020 (June 3, 2020)

RTI SURGICAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38832	83-2540607
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Lake Cook Road, Suite 315, Deerfield, Illinois		60015
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (877) 343-6832

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
common stock, $0.001 par value	RTIX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.06 (Material Impairments).

On June 3, 2020, the Audit Committee of the Board of Directors of RTI Surgical Holdings, Inc. (the “Company”) concluded that, in connection with the preparation of the Company’s annual financial statements, impairment charges related primarily to goodwill and other intangible assets were required under U.S. generally accepted accounting principles.

In December 2019, the Company changed its reporting structure, as it adopted new segment reporting, which the Company concluded resulted in two reporting units, Global Spine (“Spine”) and Global OEM (“OEM”). Prior to such change in reporting units, Paradigm Spine, LLC (“Paradigm”), which the Company acquired on March 8, 2019 for a purchase price of approximately $232.9 million and recorded goodwill of approximately $135.6 million, was included in the Company’s single reporting unit. With the change in reporting units, the Company performed a relative fair value valuation calculation to allocate the Company’s historical goodwill (existing prior to the Paradigm acquisition) between the two reporting units. The goodwill arising from the Paradigm acquisition was specifically allocated to the Spine reporting unit. The Company concluded specific allocation was most appropriate because Paradigm was recently acquired and the benefits of the acquired goodwill were never realized by the rest of the reporting unit as Paradigm was not integrated. Based on this change in reporting units, the Company conducted an impairment test before and after the change, and it was concluded that the fair value of its reporting unit exceeded the carrying value under the previous reporting unit structure. On the impairment test performed immediately subsequent to the change in reporting units, on the OEM reporting unit test, it was concluded the fair value of goodwill is substantially in excess of its carrying value; on the Spine reporting unit test, it was concluded the carrying value was in excess of the fair value of goodwill. Based on several factors, the Company weighted the income approach at 75% and the market approach at 25% in determining the fair value of the OEM reporting unit and utilized the cost approach for the Spine reporting unit for the purpose of the impairment test. The test resulted in the fair value of the OEM reporting unit exceeding the carrying value by approximately 54%, and the fair value of the Spine reporting unit could not support the allocated goodwill. As a result, for the year ended December 31, 2019, the Company recorded an impairment charge of all the goodwill in the Spine reporting unit totaling $140.0 million.

Additionally, the Company recorded asset impairment and abandonments of $97.3 million for the year ended December 31, 2019, related to the impairment of long-lived and other intangible assets in the Spine segment. In December 2019, the Company concluded that factors existed indicating that long-lived assets in the Spine asset group were impaired. As a result, for the year ended December 31, 2019, the Company completed a fair value assessment of the Spine asset group and recorded impairment charges to finite-lived intangible assets totaling $85.1 million, to property, plant and equipment, totaling $11.7 million, and to right-of-use assets totaling $0.2 million. In addition, for the year ended December 31, 2019, an abandonment charge of $0.3 million was recognized related to intangible assets that were abandoned.

No portion of the impairment charges relates to future cash expenditures and no future cash expenditures are expected related to this subject.

Item 8.01 (Other Events).

On June 8, 2020, the Company issued a press release announcing the filing of its Form 10-K for the fiscal year ended December 31, 2019 and completion of its previously announced financial statement restatement. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of RTI Surgical Holdings, Inc., issued on June 8, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RTI SURGICAL HOLDINGS, INC.

Date: June 9, 2020	By: Name: Title:	/s/ Joshua H. DeRienzis Joshua H. DeRienzis Vice President, General Counsel and Corporate Secretary